UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 7, 2006

NEKTAR THERAPEUTICS

(Exact name of Registrant as specified in its charter)

Delaware	0-24006	94-3134940
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 Industrial Road

San Carlos, California 94070

(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code: (650) 631-3100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

We are filing this amendment to our Form 8-K originally filed with the Securities and Exchange Commission on February 13, 2006, for the purpose of adding Item 1.01 and amending and restating Item 5.02(b) in its entirety with respect to the resignation of Ajit S. Gill, the President, Chief Executive Officer, and Director of the Company.

Item 1.01 Entry into a Material Definitive Agreement.

On March 13, 2006, Nektar Therapeutics (the “Company”) entered into a Transition and Retirement Agreement with its President and Chief Executive Officer, Ajit S. Gill. Pursuant to the terms of the agreement, Mr. Gill agreed to resign from his position as President and Chief Executive Officer and member of the Company’s Board of Directors and as an officer and director of all affiliated entities as of March 17, 2006. Mr. Gill will resign as an employee of the Company no later than June 30, 2006. During the period of his continued employment, he will continue to be paid his base salary and be eligible to participate in the Company’s variable compensation program. Following the termination of his employment, we will provide Mr. Gill with the following transition payments: (i) an initial payment of $272,216.80 to be made approximately six months following the termination of his employment; and (ii) monthly payments of $45,369.44 beginning the month following the initial payment and continuing for 30 months in the aggregate. In addition, we will pay for Mr. Gill’s health, life and disability insurance premiums through June 30, 2009 unless he becomes eligible for coverage with another employer. Mr. Gill has agreed to provide consulting services to the Company through June 30, 2009. Mr. Gill’s outstanding stock options and restricted stock units will continue to vest throughout the term of the consulting period. In the event that his consulting period is terminated as a direct result of a change of control, the vesting of his outstanding equity awards will fully accelerate.

Item 5.02(b) Departure of Principal Officers

On February 7, 2006, Ajit S. Gill announced his retirement and, effective March 17, 2006, is resigning from his positions as President and Chief Executive Officer of the Company and as a member of the Company’s and any of its affiliates board of directors.

Item 9.01 Financial Statements and Exhibits

Exhibit Number	Description
10.1	Transition and Retirement Agreement, effective as of March 13, 2006, by Nektar Therapeutics and Ajit S. Gill.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

By:	/s/ Nevan C. Elam
Nevan C. Elam Senior Vice President Corporate Operations and General Counsel

Date: March 16, 2006